Exhibit 5.1

Rachel B. Proffitt

+1 415 693 2031

rproffitt@cooley.com

September 18, 2020

Unity Software Inc.

30 3rd Street

San Francisco, California 94103

Ladies and Gentlemen:

We have acted as counsel to Unity Software, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 88,912,983 shares (the “Shares”) of the Company’s common stock, par value $0.000005 per share (“Common Stock”), consisting of (a) 35,889,157 shares of Common Stock issuable pursuant to the Company’s 2009 Stock Plan (the “2009 Plan”), (b) 15,277,909 shares of Common Stock issuable pursuant to the Company’s 2019 Stock Plan (the “2019 Plan”), (c) 32,457,826 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 EIP”) and (d) 5,288,091 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2009 Plan, the 2019 Plan and the 2020 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately prior to the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively, to the Company’s registration statement (No. 333-248255) on Form S-1, (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000     f: (415) 693-2222 cooley.com

Unity Software Inc.

September 18, 2020

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Rachel B. Proffitt
Rachel B. Proffitt

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000     f: (415) 693-2222 cooley.com